EXHIBIT 99.1

News

For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone:	(203) 975-7110
Fax:	(203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES RECORD 2011 EARNINGS;

EXPECTS FURTHER EARNINGS GROWTH IN 2012

STAMFORD, CT, January 31, 2012 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported full year 2011 net income of $193.2 million, or $2.75 per diluted share, as compared to full year 2010 net income of $144.6 million, or $1.89 per diluted share. Adjusted net income per diluted share was $2.63 for the full year 2011, after a net adjustment reducing net income per diluted share by $0.12. Adjusted net income per diluted share was $2.22 for the full year 2010, after a net adjustment increasing net income per diluted share by $0.33. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“We delivered record adjusted net income per diluted share of $2.63 in 2011, an 18.5 percent increase over the prior year. In addition, we continue to position the Company for growth in earnings per share through strategic acquisitions, expanded capital spending and moves to further strengthen our balance sheet,” said Tony Allott, President and CEO. “Our metal container business improved its profitability with the recently acquired Vogel & Noot operations and strong operational performance, which offset lower unit volumes primarily as a result of a weak

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SILGAN HOLDINGS

January 31, 2012

fruit and vegetable pack in 2011. Our closures business benefited from the recently acquired IPEC and DGS operations and performed well despite a volatile polypropylene resin market and some volume weakness in the single-serve beverage market. As expected, our plastic container business continued to experience higher costs associated with resolving operational issues from recent restructuring activities along with volatility in the resin market and a less favorable mix of sales. However, we will continue to move forward on rationalization efforts to further reduce our cost structure and make necessary moves to support our customers through this challenging time. Once completed, we are confident our plastic container business will be poised for enhanced profit and returns,” continued Mr. Allott. “In total, 2011 was another record year for Silgan, and we anticipate eclipsing it again in 2012 as we deliver continued improvements in each of our businesses,” concluded Mr. Allott.

Highlights of the Company’s performance in 2011 include:

•	Achieved record net income per diluted share of $2.75 and record adjusted net income per diluted share of $2.63.

•	Completed the acquisitions of Vogel & Noot and DGS in March 2011 and successfully integrated them along with the IPEC operations acquired in the fourth quarter of 2010.

•	Enhanced our market position in the U.S. food can industry by acquiring the self-make steel can operations from Nestlé Purina PetCare.

•

Continued to invest in each of our businesses and took advantage of tax incentives in 2011 through capital spending of $173 million, including approximately $24 million for plant expansions into the Eastern Europe metal container markets.

•	Commercialized a new food can manufacturing facility in the Krasnodar region of Russia.

•	Upsized the Company’s senior secured credit facility to $1.9 billion and amended it to provide greater flexibility, additional borrowing capacity and extended maturities.

•	Increased the cash dividend by approximately 5 percent to $0.44 per share.

•	Generated $359.6 million cash from operations despite an increase in working capital to support acquisitions, start-up operations and ongoing operational flexibility.

•	Authorized aggregate repurchases of up to $300 million of the Company’s common stock, of which $15.8 million was repurchased during 2011.

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SILGAN HOLDINGS

January 31, 2012

Net sales for the full year of 2011 were $3.51 billion, an increase of $437.7 million, or 14.3 percent, as compared to 2010. This increase was the result of an increase in net sales in each of the businesses.

Income from operations for 2011 was $354.1 million, an increase of $70.8 million, or 25.0 percent, as compared to $283.3 million for 2010, and operating margin increased to 10.1 percent from 9.2 percent for the same periods. These increases were the result of an increase in income from operations in each of the businesses as well as the inclusion of $25.2 million of income in corporate selling, general and administrative expenses for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs attributable to certain corporate development activities. Income from operations for 2011 included rationalization charges of $7.7 million and a charge of $3.3 million for the resolution of a past product liability dispute. Income from operations for 2010 included rationalization charges of $22.2 million, a non-cash charge of $3.2 million from the remeasurement of the net assets in Venezuela and $2.7 million for costs attributable to the acquisitions of IPEC, DGS and Vogel & Noot.

Interest and other debt expense before loss on early extinguishment of debt for 2011 was $63.0 million, an increase of $8.9 million as compared to 2010. This increase was primarily due to higher average outstanding borrowings, largely attributable to borrowings for acquisitions, the $247.8 million repurchase of 7.1 million common shares in 2010 and the refinancing of the senior secured credit facility in July 2011. Loss on early extinguishment of debt of $1.0 million in 2011 was the result of the refinancing of the senior secured credit facility. Loss on early extinguishment of debt of $7.5 million in 2010 was the result of the refinancing of the senior secured credit facility and the redemption of the 6 3/4% senior subordinated notes.

The effective tax rate was 33.4 percent and 34.8 percent for 2011 and 2010, respectively. The effective tax rate for 2010 was negatively impacted by the nondeductible portion of the charge for the remeasurement of net assets in the Venezuela operations.

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SILGAN HOLDINGS

January 31, 2012

The Company delivered free cash flow in 2011 of $152.9 million as compared to $89.1 million in 2010. Free cash flow in 2011 was impacted by $173.0 million of capital expenditures, an increase of $67.6 million from 2010 to take advantage of certain accelerated tax deductions in 2011 and for investments into new Eastern Europe plants by the recently acquired Vogel & Noot operations. In addition, free cash flow in 2011 was reduced by a working capital increase over the prior year primarily as a result of the timing of customer payments including true-ups of contractual metal pass throughs, support of Eastern European start-up operations and an additional fourth quarter inventory build due in part as a precaution for 2012 labor negotiations. Free cash flow in 2011 also included the net benefit of $25.2 million from the Graham Packaging merger agreement termination. Free cash flow in 2010 included a voluntary contribution of $92.3 million to the Company’s pension plans. The Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to free cash flow, a Non-GAAP financial measure, which adjusts net cash provided by operating activities for capital expenditures and changes in outstanding checks.

Metal Containers

Net sales of the metal container business were $2.21 billion in 2011, an increase of $347.4 million, or 18.6 percent, as compared to $1.86 billion in 2010. This increase was primarily due to the inclusion of net sales from Vogel & Noot since March 2011 and higher average selling prices as a result of the pass through of higher raw material and other manufacturing costs. This increase was partially offset by lower unit volumes in the U.S. due primarily to a weak fruit and vegetable pack in 2011 and the impact from the customer buy-ahead at the end of 2010.

Income from operations of the metal container business in 2011 was $256.3 million, an increase of $23.7 million as compared to $232.6 million in 2010, while operating margin decreased to 11.6 percent from 12.5 percent over the same periods. The increase in income from operations was primarily due to the inclusion of the Vogel & Noot operations, ongoing cost control and improved manufacturing efficiencies as well as the year-over-year benefit resulting from the timing of certain contractual pass throughs of changes in manufacturing costs, partially offset by lower unit volumes in the U.S. and higher rationalization charges. The decrease in operating margin was primarily due to the inclusion of the recently acquired international operations which generally incur selling, general and administrative expenses at a higher percentage of sales as

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SILGAN HOLDINGS

January 31, 2012

compared to domestic operations. Rationalization charges were $1.4 million and $0.7 million in 2011 and 2010, respectively.

Closures

Net sales of the closures business were $687.8 million for 2011, an increase of $69.0 million, or 11.2 percent, as compared to $618.8 million in 2010. This increase was primarily the result of the impact of higher unit volumes due to the inclusion of net sales from IPEC and DGS, higher average selling prices due to the pass through of higher raw material costs and favorable foreign currency translation, partially offset by lower unit volumes in the single-serve beverage market.

Income from operations of the closures business for 2011 increased $17.3 million to $75.9 million as compared to $58.6 million in 2010, and operating margin increased to 11.0 percent from 9.5 percent over the same periods. These increases were primarily attributable to the inclusion of IPEC and DGS, $7.4 million of lower rationalization costs, the benefits of the prior year restructuring in Germany and improved manufacturing efficiencies and a $3.2 million charge recognized in 2010 for the remeasurement of net assets in the Venezuela operations, partially offset by the negative impact of the lagged pass through of significant increases in polypropylene resin costs and lower unit volumes in the single-serve beverage market. Rationalization charges were $1.8 million and $9.2 million in 2011 and 2010, respectively.

Plastic Containers

Net sales of the plastic container business were $609.9 million in 2011, an increase of $21.3 million, or 3.6 percent, as compared to $588.6 million in 2010. This increase was principally due to the impact of higher average selling prices as a result of the pass through of higher raw material costs and the impact of favorable foreign currency translation, partially offset by a decrease in unit volumes and a less favorable mix of products sold.

Income from operations of the plastic container business was $12.6 million, an increase of $2.3 million as compared to $10.3 million in 2010, and operating margin increased to 2.1 percent from 1.7 percent over the same periods. These increases were primarily attributable to $8.3 million of lower rationalization charges and the benefits from cost reduction initiatives primarily in the corporate headquarters, partially offset by a decrease in unit volumes, a less favorable mix

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SILGAN HOLDINGS

January 31, 2012

of products sold and higher costs associated with resolving operational issues from restructuring activities. Rationalization charges were $4.0 million in 2011, including a $2.3 million charge in the fourth quarter primarily related to corporate headcount reductions. Rationalization charges were $12.3 million in 2010.

Fourth Quarter

The Company reported net income for the fourth quarter of 2011 of $37.1 million, or $0.53 per diluted share, as compared to net income for the fourth quarter of 2010 of $16.4 million, or $0.22 per diluted share. The results for the fourth quarter of 2011 included pre-tax rationalization charges of $2.9 million, or $0.03 per diluted share net of tax. Results for the fourth quarter of 2010 included pre-tax rationalization charges of $18.5 million, or $0.17 per diluted share net of tax, a pre-tax loss on early extinguishment of debt of $3.0 million, or $0.03 per diluted share net of tax, and $2.2 million, or $0.03 per diluted share net of tax, for costs attributable to the acquisitions of IPEC, DGS and Vogel & Noot. As a result, adjusted net income per diluted share for the fourth quarter of 2011 was $0.56 versus $0.45 in the prior year quarter.

Net sales for the fourth quarter of 2011 increased $124.3 million, or 17.5 percent, to $835.9 million as compared to $711.6 million for the fourth quarter of 2010. This increase was primarily due to the inclusion of net sales from IPEC, DGS and Vogel & Noot as well as from the can making operations recently acquired from Nestlé Purina and higher average selling prices from the pass through of higher raw material and other manufacturing costs. This increase was partially offset by the unfavorable impact in the metal container and closures businesses from the customer buy ahead at the end of 2010, a decrease in unit volumes and a less favorable mix of products sold in the plastic container business and volume softness in the single-serve beverage market for the closures business.

Income from operations for the fourth quarter of 2011 was $70.0 million, an increase of $31.4 million, or 81.3 percent, as compared to $38.6 million for the fourth quarter of 2010, and operating margin increased to 8.4 percent from 5.4 percent over the same periods. These increases were the result of $15.6 million of lower rationalization charges recorded in the fourth quarter of 2011 versus the same period in 2010, the inclusion of the IPEC, DGS and Vogel & Noot operations, improved manufacturing efficiencies in the metal container and closures

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SILGAN HOLDINGS

January 31, 2012

businesses, ongoing cost controls and the favorable impact in the plastic container business from the pass through of resin price changes as compared to the prior year quarter. These increases were partially offset by lower unit volumes and a less favorable mix of products sold in the plastic container business, manufacturing inefficiencies as a result of the ongoing rationalization challenges from a recently closed plastic container facility and a decrease in unit volumes for the single-serve beverage market in the closures business.

Interest and other debt expense before loss on early extinguishment of debt for the fourth quarter of 2011 was $16.3 million, an increase of $2.6 million as compared to 2010. This increase was primarily due to higher average outstanding borrowings, largely attributable to borrowings to fund acquisitions, the refinancing of the senior secured credit facility in July 2011 and additional borrowings under the senior secured credit facility in the fourth quarter of 2011 as the Company elected to hold more cash in light of recent economic turmoil in Europe. Loss on early extinguishment of debt of $3.0 million for the fourth quarter of 2010 was the result of the redemption of the senior subordinated notes.

The effective tax rate for the fourth quarter of 2011 was 30.9 percent as compared to 25.4 percent in the fourth quarter of 2010. The fourth quarter 2010 effective tax rate benefited from the timing of recognizing certain tax credits which were renewed by Congress in such quarter.

Dividend

On December 15, 2011, the Company paid a quarterly cash dividend in the amount of $0.11 per share to holders of record of common stock of the Company on December 1, 2011. This dividend payment aggregated $7.7 million.

Outlook for 2012

The Company currently estimates that its adjusted net income per diluted share for the full year 2012 will be in the range of $2.80 to $2.90, which excludes rationalization charges. The primary drivers of the anticipated year-over-year increase are improved profitability in each business.

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SILGAN HOLDINGS

January 31, 2012

Net sales in the metal container business are expected to be higher in 2012 as compared to 2011 primarily due to the contractual pass through of higher raw material and other manufacturing costs, the inclusion of a full year of Vogel & Noot and an anticipated modest increase in U.S. unit volume primarily from a more normalized fruit and vegetable pack in 2012. Income from operations in the metal container business is expected to improve modestly as volume growth and ongoing operational improvements are anticipated to be partially offset by general inflation, new plant start-up costs in Eastern Europe, the cost impact associated with planned inventory reductions and an increase in depreciation expense. Additionally, the Company is cautious about volumes in Europe as a result of macroeconomic risks. Net sales in the closures business are expected to improve in 2012, primarily from the pass through of higher raw material costs and some anticipated volume improvement in the U.S. single-serve beverage market, partially offset by potential general volume weakness in Europe. Income from operations in the closures business is expected to improve modestly as a result of some U.S. volume gains, partially offset by resin cost increases already being experienced in the polypropylene market. In the plastic container business, net sales are expected to be flat, as resin is expected to be more stable and the Company takes a conservative view on volumes. Income from operations is expected to increase modestly in 2012 in anticipation of gradual improvement in manufacturing performance and benefits from rationalization programs.

The Company expects interest expense to be flat in 2012 as compared to 2011, as higher average outstanding borrowings primarily as a result of the refinancing of the senior secured credit facility in 2011 and borrowings to fund 2011 acquisitions and new plant expansions are expected to be offset by the benefit of lower interest rates under the new senior secured credit facility.

The Company currently estimates that free cash flow in 2012 will be between $200 million and $250 million due to lower capital expenditures and some reduction in working capital, partially offset by significantly higher cash taxes as a result of the benefit of accelerated deductions of capital expenditures in 2011.

The Company is providing an estimate of adjusted net income per diluted share for the first quarter of 2012 in the range of $0.42 to $0.47, as compared to adjusted net income per diluted

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SILGAN HOLDINGS

January 31, 2012

share of $0.41 in the first quarter of 2011. The estimate for the first quarter of 2012 excludes rationalization charges.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year 2011 at 11:00 a.m. eastern time on February 1, 2012. The toll free number for those in the U.S. and Canada is (800) 263-8506, and the number for international callers is (719) 325-2352. For those unable to listen to the live call, a taped rebroadcast will be available through February 16, 2012. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code is 4184078.

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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.5 billion in 2011. Silgan operates 82 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2010 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

For the quarter and year ended December 31,

(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2011	2010	2011	2010
Net sales	$835.9	$711.6	$3,509.2	$3,071.5

Cost of goods sold	719.1	613.5	2,990.6	2,599.1

Gross profit	116.8	98.1	518.6	472.4

Selling, general and administrative expenses	43.9	41.0	156.8	166.9

Rationalization charges	2.9	18.5	7.7	22.2

Income from operations	70.0	38.6	354.1	283.3

Interest and other debt expense before loss on early extinguishment of debt	16.3	13.7	63.0	54.1

Loss on early extinguishment of debt	—	3.0	1.0	7.5

Interest and other debt expense	16.3	16.7	64.0	61.6

Income before income taxes	53.7	21.9	290.1	221.7

Provision for income taxes	16.6	5.5	96.9	77.1

Net income	$37.1	$16.4	$193.2	$144.6

Earnings per share:
Basic net income per share	$0.53	$0.22	$2.76	$1.91
Diluted net income per share	$0.53	$0.22	$2.75	$1.89

Cash dividends per common share	$0.11	$0.11	$0.44	$0.42

Weighted average shares (000’s):
Basic	69,876	73,548	69,996	75,905
Diluted	70,198	74,148	70,382	76,508

SILGAN HOLDINGS INC.

CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

For the quarter and year ended December 31,

(Dollars in millions)

	Fourth Quarter		Year Ended
	2011	2010	2011	2010
Net sales:
Metal containers	$540.1	$422.1	$2,211.5	$1,864.1
Closures	153.7	146.2	687.8	618.8
Plastic containers	142.1	143.3	609.9	588.6

Consolidated	$835.9	$711.6	$3,509.2	$3,071.5

Income from operations:
Metal containers (a)	$63.4	$46.9	$256.3	$232.6
Closures (b)	13.0	1.5	75.9	58.6
Plastic containers (c)	(2.0)	(4.8)	12.6	10.3
Corporate (d)	(4.4)	(5.0)	9.3	(18.2)

Consolidated	$70.0	$38.6	$354.1	$283.3

SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

December 31,

(Dollars in millions)

	2011	2010
Assets:
Cash and cash equivalents	$397.1	$175.2
Trade accounts receivable, net	339.9	214.4
Inventories	554.2	438.5
Other current assets	42.6	36.3
Property, plant and equipment, net	1,064.7	849.7
Other assets, net	580.6	461.9

Total assets	$2,979.1	$2,176.0

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$507.7	$399.2
Current and long-term debt	1,376.3	904.6
Other liabilities	437.1	318.6
Stockholders’ equity	658.0	553.6

Total liabilities and stockholders’ equity	$2,979.1	$2,176.0

(a)	Includes rationalization charges of $1.4 million and $0.7 million for the years ended December 31, 2011 and 2010, respectively. Includes a charge for the resolution of a past product liability dispute of $3.3 million in 2011.
(b)	Includes rationalization charges of $0.1 million and $9.2 million for the fourth quarters of 2011 and 2010, respectively, and $1.8 million and $9.2 million for the years ended December 31, 2011 and 2010, respectively, and a charge for the Venezuela remeasurement of net assets of $3.2 million for the year ended December 31, 2010.
(c)	Includes rationalization charges of $2.3 million and $9.3 million for the fourth quarters of 2011 and 2010, respectively, and $4.0 million and $12.3 million for the years ended December 31, 2011 and 2010, respectively.
(d)	Includes income of $25.2 million for the year ended December 31, 2011 for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs associated with certain corporate development activities. Includes rationalization charges of $0.5 million for the quarter and year ended December 31, 2011. Includes costs attributable to announced acquisitions of $2.2 million and $2.7 million for the quarter and year ended December 31, 2010, respectively.

SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

For the year ended December 31,

(Dollars in millions)

	2011	2010
Cash flows provided by (used in) operating activities:
Net income	$193.2	$144.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	162.6	145.8
Rationalization charges	7.7	22.2
Loss on early extinguishment of debt	1.0	7.5
Other	19.9	18.7
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(53.1)	(19.9)
Inventories	(28.1)	(51.8)
Trade accounts payable and other changes, net	56.4	12.5
Contributions to pension benefit plans	—	(92.3)

Net cash provided by operating activities	359.6	187.3

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(290.8)	(47.9)
Capital expenditures	(173.0)	(105.4)
Proceeds from asset sales	4.0	1.5

Net cash used in investing activities	(459.8)	(151.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(31.1)	(32.0)
Changes in outstanding checks - principally vendors	(33.7)	7.2
Shares repurchased under authorized repurchase program	(15.8)	(247.8)
Net borrowings and other financing activities	402.7	106.5

Net cash provided by (used in) financing activities	322.1	(166.1)

Cash and cash equivalents:
Net increase (decrease)	221.9	(130.6)
Balance at beginning of year	175.2	305.8

Balance at end of year	$397.1	$175.2

SILGAN HOLDINGS INC.

RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)

(UNAUDITED)

For the quarter and year ended December 31,

Table A

	Fourth Quarter		Year Ended
	2011	2010	2011	2010
Net income per diluted share as reported	$0.53	$0.22	$2.75	$1.89

Adjustments:
Rationalization charges	0.03	0.17	0.07	0.19
Proceeds from termination of merger agreement	—	—	(0.37)	—
Costs attributable to announced acquisitions	—	0.03	0.14	0.03
Loss on early extinguishment of debt	—	0.03	0.01	0.07
Venezuela remeasurement	—	—	—	0.04
Resolution of product liability dispute	—	—	0.03	—

Adjusted net income per diluted share	$0.56	$0.45	$2.63	$2.22

SILGAN HOLDINGS INC.

RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)

(UNAUDITED)

For the quarter and year ended,

Table B

	First Quarter			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2012	High 2012	2011	Low 2012	High 2012	2011
Net income per diluted share as estimated for 2012 and as reported for 2011	$0.41	$0.46	$0.37	$2.74	$2.84	$2.75

Adjustments:
Rationalization charges	0.01	0.01	0.02	0.06	0.06	0.07
Proceeds from termination of merger agreement	—	—	—	—	—	(0.37)
Costs attributable to announced acquisitions (2)	—	—	0.02	—	—	0.14
Loss on early extinguishment of debt	—	—	—	—	—	0.01
Resolution of product liability dispute	—	—	—	—	—	0.03

Adjusted net income per diluted share as estimated for 2012 and presented for 2011	$0.42	$0.47	$0.41	$2.80	$2.90	$2.63

SILGAN HOLDINGS INC.

RECONCILIATION OF FREE CASH FLOW (3)

(UNAUDITED)

For the year ended December 31,

(Dollars in millions)

Table C

	2011	2010
Net cash provided by operating activities	$359.6	$187.3

Capital expenditures	(173.0)	(105.4)
Changes in outstanding checks	(33.7)	7.2

Free cash flow	$152.9	$89.1

(1)	The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, proceeds from the termination of acquisition agreements, costs attributable to announced acquisitions, the loss on early extinguishment of debt, the impact from the remeasurement of the net assets of the Venezuela operations and the impact from the resolution of a past product liability dispute from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.

(3)	The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure. The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions. Free cash flow is defined as net cash provided by operating activities adjusted for capital expenditures and changes in outstanding checks. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.